UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 23, 2009

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4350 McKinley Street
Omaha, Nebraska	68112
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below) :

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Board of Directors’ desire to establish a succession plan for the position of President and Chief Executive Officer, on September 23, 2009, Ballantyne Strong, Inc. (the “Company”) entered into two agreements with current President and CEO John P. Wilmers.  The first agreement constitutes an amendment to the Executive Employment Agreement between the Company and Mr. Wilmers. This amendment, effective January 23, 2010, provides for the continuation of Mr. Wilmers’ employment as President and CEO through the earlier of the first day his successor commences employment or December 31, 2011. Mr. Wilmers’ base compensation and other benefits will remain materially consistent with the terms previously disclosed in the Company’s Proxy Statement.

The second agreement with Mr. Wilmers is a new Employment Agreement and was entered into in anticipation of the Company employing Mr. Wilmers’ successor prior to December 31, 2011. The term of the new Employment Agreement commences upon the Company hiring Mr. Wilmers’ successor and ends on December 31, 2011, unless terminated earlier in accordance with its terms. Mr. Wilmers’ title and duties will be as assigned by the Board of Directors. His salary and other benefits will remain materially consistent with the terms previously disclosed in the Company’s Proxy Statement except that, in the event of termination without cause, Mr. Wilmers will receive his salary for the balance of the contract term as severance in lieu of any amount payable pursuant to the Company’s general severance policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: September 29, 2009	By:	/s/ Kevin Herrmann
Kevin Herrmann
Secretary/Treasurer and
Chief Financial Officer